Exhibit 99.2

NovaDel Pharma, Inc. to Present at the Investing & Partnering in Biotech Forum

FLEMINGTON, N.J.--(BUSINESS WIRE)--March 14, 2005--Gary Shangold M.D., President and Chief Executive Officer of NovaDel Pharma, Inc. (AMEX: NVD), will be presenting at the 4th Annual North American Forum on Investing & Partnering in Biotech at 11:40 AM EST on Wednesday, March 16, 2005. Hosted by SACHS Bloomberg & Associates, the forum is being held at The Fairmont Copley Plaza on 138th Street in Boston, Massachusetts.

About NovaDel Pharma, Inc.

NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the- counter drugs. The company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc. Contact:	Investor Contact:
Michael Spicer	Christie Mazurek/John Nesbett
Chief Financial Officer	Media Contact:
(908) 782-3431 ext. 2550	Janet Vasquez
The Investor Relations Group
(212) 825-3210